Exhibit 99

Infinity Property and Casualty Reports Increase in Fourth Quarter EPS

          BIRMINGHAM, Ala., Feb. 9 /PRNewswire-FirstCall/ -- Infinity Property and Casualty Corporation (Nasdaq: IPCC), a national provider of personal automobile insurance with an emphasis on nonstandard auto insurance, today reported that net earnings for the fourth quarter of 2004 were $31.7 million or $1.52 per share, on a fully diluted basis, compared to net earnings of $19.5 million or $0.94 per share for the fourth quarter of 2003.  For the twelve months ended December 31, 2004, net earnings were $96.4 million or $4.62 per share, as compared to $58.2 million or $2.83 per share for the same period in 2003.

          Net written premiums for the fourth quarter of 2004 were $234.8 million compared with $194.9 million for the same period in 2003.  Infinity attributes this growth in premiums largely to increased marketing efforts and the rollout of new products in its focus states.  For the twelve months ended December 31, 2004, net written premiums were $917.8 million, a 12.2% increase over 2003.

          “We are pleased with the progress we have made with the expansion of our product offerings and other additional marketing efforts in our focus states,” states Jim Gober, Infinity’s Chairman, President and CEO.  “With growth in both premiums and policy counts, these efforts are beginning to show results.”

          Gross written premiums in Infinity’s five franchise states of California, Connecticut, Florida, Georgia and Pennsylvania, which accounted for 81% of gross written premiums in the fourth quarter of 2004, grew to $189.2 million, a 12.3% increase from the fourth quarter of 2003.  Premiums in Infinity’s twelve resource states grew to $33.9 million in the fourth quarter of 2004, a 37.5% increase from the fourth quarter of 2003.

          Operating earnings, a non-GAAP measure, were $26.3 million or $1.26 per share for the fourth quarter of 2004 compared to $19.7 million or $0.95 per share for the fourth quarter of 2003.  For the twelve months ended December 31, 2004, operating earnings were $87.2 million or $4.18 per share, as compared with $57.6 million or $2.79 per share for the same period in 2003.

          Underwriting income, a non-GAAP measure, was $29.2 million and $94.7 million in the fourth quarter and twelve months ended December 31, 2004, respectively.  By comparison, $16.6 million and $52.9 million of underwriting income was earned in the fourth quarter and twelve months ended December 31, 2003, respectively.  Infinity produced a GAAP combined ratio in the fourth quarter of 2004 of 86.9%, compared to 91.5% in the fourth quarter of 2003. For the twelve months ended December 31, 2004, the GAAP combined ratio was 89.2% compared to the 92.5% for the twelve months ended December 31, 2003. Underwriting income and operating earnings are defined at the end of this release and reconciled to net earnings, the most comparable GAAP measure.

          2005 Earnings Guidance
          Infinity’s initial guidance for 2005, based on fully diluted operating earnings, is $3.35 - $3.65.

          Forward-Looking Statements
          This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Statements which include the words “believes,” “expects,” “may,” “should,” “intends,” “plans,” “anticipates,” “estimates,” or the negative version of these words and similar statements of a future or forward looking nature identify forward looking statements.  Examples of such forward looking statements include statements relating to Infinity’s expectations concerning market conditions, premium growth, earnings, investment activities, expected losses, rate changes and loss experience.

          Actual results could differ materially from those expected by Infinity depending on certain risks and uncertainties including but not limited to changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity’s pricing methodologies, the actions of our competitors, the time to receive approval for the rollout of new programs and requested rate changes, judicial and regulatory developments affecting the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions) and changes in driving patterns and loss trends.  Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements.  For more detailed discussion of some of the foregoing risks and uncertainties, see Infinity’s filings with the Securities and Exchange Commission.

          Conference Call
          The Company will hold a conference call to discuss 2004 fourth quarter results at 10:00 a.m. (ET) today, February 9.  There are two alternative communication modes available to listen to the call.  Telephone access will be available by dialing 1-888-396-2356 and providing the confirmation code 99558856.  Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 12:00 p.m. (ET), and will run until 8:00 p.m. on Wednesday, February 23, 2004. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 34287622.  The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity’s website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link.  The archived webcast will be available on Infinity’s website approximately one hour following the completion of the call and will be available for one year.

          Infinity Property and Casualty Corporation
          Statement of Earnings
          (in millions, except EPS)

	For the Quarter Ended December 31		For the Twelve Months Ended December 31,

	2004	2003	2004	2003

Income:
Earned Premiums	$222.7	$194.5	$872.3	$698.7
Investment Income(1)	16.5	15.3	65.7	57.2
Realized Gains	1.0	(0.3)	6.9	1.0
Other(2)	2.5	8.2	6.9	12.1
	242.7	217.7	951.8	769.0
Expenses:
Loss, Loss Adjustment and Underwriting Expenses(3)	193.5	177.9	777.6	645.8
Interest Expense	2.8	2.1	10.7	6.5
Other(4)	10.9	8.6	34.0	29.2
	207.1	188.7	822.3	681.6
Income before Taxes	35.6	29.0	129.5	87.4
Income Taxes(5)	4.0	9.5	33.1	29.2
Net Earnings	$31.7	$19.5	$96.4	$58.2
Net Earnings per Share - Basic	$1.54	$0.96	$4.69	$2.86
Weighted Average Shares - Basic	20.574	20.350	20.560	20.348
Net Earnings per Share - Diluted	$1.52	$0.94	$4.62	$2.83
Weighted Average Shares - Diluted	20.872	20.688	20.859	20.594

*columns may not foot due to rounding

          Notes:

(1)

Investment income for the three months and twelve months ended December 31, 2004 increased primarily due to a reduction in interest paid under the auto physical damage quota share, as well as an increase in the average invested assets balance.

(2)

Other income for the fourth quarter and twelve months ended December 31, 2004 includes $1.1 million pre-tax non-recurring management fee income from American Financial Group for runoff of their direct personal lines operations. Other income for the twelve months ended December 31, 2004 also includes a $1.1 million pre-tax gain from the sale of a building in Dallas, TX.

Other income for the fourth quarter and twelve months ended December 31, 2003 includes a $6.7 million pre-tax gain related to the commutation of various agreements with American Financial Group.

(3)

Loss, LAE & underwriting expense for the fourth quarter of 2004 includes $7.6 million pre-tax of favorable development primarily attributable to the California book of business.  Favorable development for the twelve months ended December 31, 2004 was $14.5 million.

Loss, LAE & underwriting expense for the fourth quarter and twelve months ended December 31, 2004 includes a $5.3 million pre-tax reduction in accruals, primarily as a result of a reduction in accrual for assignments from involuntary pools.

Loss, LAE & underwriting expense for the fourth quarter of 2003 includes $4.7 million pre-tax of unfavorable development primarily attributable to the New York book of business.  Unfavorable development for the twelve months ended December 31, 2003 was $13.3 million.

Loss, LAE & underwriting expense for the fourth quarter and twelve months ended December 31, 2003 includes a $1.4 million pre-tax offset related to the commutation of various agreements with American Financial Group.

(4)

Other expense for the fourth quarter and twelve months ended December 31, 2004 includes $1.4 million pre-tax release of miscellaneous accruals. Other expense for the twelve months ended December 31, 2004 also includes a $3.4 million pre-tax loss from the write-off of unamortized debt issue costs as well as a $0.7 million pre-tax loss resulting from the sublease of excess office space.

Other expenses for the fourth quarter and twelve months ended December 31, 2003 include a $3.2 million pre-tax loss on subleased space.

(5)

Income taxes for the fourth quarter and twelve months ended December 31, 2004 include a $4.8 million benefit from the utilization of net operating loss carryforwards as well as a $3.5 million reduction in valuation reserves and tax reserves. Income taxes for the twelve months ended December 31, 2004 also include a $2.1 million tax benefit from the utilization of net operating loss carryforwards and Alternative Minimum Tax credits originating in years prior to 2003.

Infinity Property and Casualty Corporation
Condensed Balance Sheet
(in millions, except book value per share)

	For the Period Ended

	December 31, 2004	September 30, 2004

Assets:
Cash and invested assets	$1,441.1	$1,444.7
Other assets	503.8	502.2
Total assets	$1,944.9	$1,946.9
Liabilities and Shareholders’ Equity:
Unpaid losses and loss adjustment expenses (1)	$659.3	$675.7
Unearned Premium	387.9	388.5
Long-term debt	199.3	199.3
Other Liabilities(1)(2)	151.0	165.4
Total Liabilities	1,397.5	1,428.8
Total shareholders’ equity(3)	547.4	518.1
Total liabilities and shareholders’ equity	$1,944.9	$1,946.9
Shares Outstanding	20.581	20.568
Book Value per Share	$26.60	$25.19

*columns may not foot due to rounding

          Notes:

(1)

A reclassification adjustment has been made to the September 30, 2004 balance sheet moving $4.0 million from other liabilities to unpaid loss and loss adjustment expenses.  This reclassification was made to make the presentation consistent with that of December 31, 2004 and did not impact book value or net income.

(2)

Other liabilities decreased from September 30, 2004 primarily from a $13.4 million reduction in funds held under the auto physical damage quota share reinsurance agreement.  This agreement was commuted as of December 31, 2004.

(3)	Net income of $31.7 million offset by a $1.9 million decrease in unrealized gains resulted in the increase in shareholders’ equity from September 30, 2004.

          Definitions of Non-GAAP Financial and Operating Measures

          Operating earnings are defined as net income, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax.  Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

          Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid.  It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

          Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:

	For the Quarter Ended December 31,		For the Twelve Months Ended December 31,

(in millions, except EPS)	2004	2003	2004	2003

Premiums Earned	$222.7	$194.5	$872.3	$698.7
Loss, Loss Adjustment and Underwriting Expenses	193.5	177.9	777.6	645.8
Underwriting Income	29.2	16.6	94.7	52.9
Investment Income	16.5	15.3	65.7	57.2
Other Income	2.5	8.2	6.9	12.1
Interest Expense on Debt	(2.8)	(2.1)	(10.7)	(6.5)
Other Expense	(10.8)	(8.6)	(34.0)	(29.2)
Pre-Tax Operating Income	34.6	29.3	122.6	86.4
Income Tax Expense	8.4	9.6	35.4	28.8
Operating Earnings, after-tax	26.3	19.7	87.2	57.6
Realized Gains	1.0	(0.3)	6.9	1.0
Income Tax Expense (Benefit)	(4.4)	(0.1)	(2.3)	0.3
	5.4	(0.2)	9.2	0.6
Net Earnings	$31.7	$19.5	$96.4	$58.2
Operating Earnings per Share - diluted	$1.26	$0.95	$4.18	$2.79
Net Realized Gains	0.03	(0.01)	0.21	0.04
Utilization of Capital Loss NOL	0.23	0.00	0.23	0.00
Net Earnings Per Share - diluted	$1.52	$0.94	$4.62	$2.83

*columns may not foot due to rounding

          Infinity also makes available an investor supplement on our website.  To access the supplemental financial information, go to http://www.ipacc.com and click on “Investor Relations” followed by “Quarterly Reports.”

SOURCE  Infinity Property and Casualty Corporation
          -0-                                                  02/09/2005
          /CONTACT:  Roger Smith, Chief Financial Officer of Infinity Property and Casualty Corporation, +1-205-803-8188/
          /Web site:  http://www.ipacc.com /
          (IPCC)